Exhibit 10.1

Amended and Restated Inventory Financing and Purchase Money Security Agreement

THIS AMENDED AND RESTATED INVENTORY FINANCING AND PURCHASE MONEY SECURITY AGREEMENT (this "Agreement") is entered into by and between Rush Truck Leasing, Inc. ("RTL") and PACCAR Leasing Company, a division of PACCAR Financial Corp. ("PLC") as of October 1, 2021 (the "Effective Date"). This Agreement amends and restates in its entirety the that certain Inventory Financing and Purchase Money Security Agreement Paper Loan Agreement, dated as of May 31, 2001 and as amended from time to time (the “Original VIP Agreement”).

RECITALS

A.

RTL is a (i) wholly owned subsidiary of Rush Enterprises, Inc. a Texas corporation ("Rush"), and (ii) full service leasing company franchised by PLC. As a franchisee of PLC, RTL engages in the business of leasing, renting and selling trucks, tractors, trailers, bodies, refrigeration units and other equipment (collectively, “Vehicles and Equipment”) to customers of RTL.

B.	PLC and RTL have regularly entered into loan transactions under the Original VIP Agreement to finance RTL’s inventory of PLC Vehicles and Equipment.

C.

Additionally, PLC and RTL regularly enter into lease transactions under a Lease for Re-Lease Agreement dated November 1, 2002 (as amended and supplemented, the "LRL Agreement") under which RTL finances additional inventory of Vehicles and Equipment.

D.

RTL desires to continue to finance its PLC inventory of Vehicles and Equipment from PLC, and PLC is willing, subject to the amended and restated terms of this Agreement, to continue to make loans to RTL secured by such Vehicles and Equipment, together with the lease and rental agreements entered into with customers of RTL.

AGREEMENTS

1.	RECITALS.

The parties agree that the foregoing Recitals are true and correct, and are hereby incorporated in and made a part of this Agreement.

2.	DEFINITIONS.

When used in this Agreement, capitalized terms shall have the meanings defined in the foregoing Recitals, as defined in context or as set forth below:

2.1	"Advance" - Each separate advance of funds to RTL pursuant to the terms and conditions of this Agreement, which includes all advances made under the Original VIP Agreement.

2.2

"Affiliate" - Any person who is an officer, director, shareholder, partner or manager of a person or entity, and any person or entity that directly or indirectly controls, is controlled by, or is under common control with such person or entity.

2.3

"Borrowing Base" - The Borrowing Base shall be equal to the total Depreciated Net Book Value on all PLC Financed Assets. The Borrowing Base shall be reduced by any month-to-month interest or Unused Line Fee accrued on the Note.

2.4

“Borrowing Base Certificate” - A monthly certificate prepared by RTL that includes (a) the original acquisition cost, accumulated depreciation and depreciated net book value of the PLC Financed Assets as of the end of the immediately preceding month and (b) a listing of the additions and deletions of PLC Financed Assets from the certificate provided the previous month.

2.5

"Commitment" - The maximum amount PLC has agreed to loan to RTL, subject to the other terms and conditions of this Agreement. The Commitment shall be Three Hundred Million and No/100 Dollars ($300,000,000.00). For the avoidance of doubt, the Commitment under this Agreement is separate and distinct from PLC’s commitment under the LRL Agreement

2.6

"Depreciated Net Book Value" - The value equal to the original cost of a PLC Financed Asset, plus any additional items (e.g. bodies, warranties) to be included in the capitalized cost of the PLC Financed Asset and to be amortized over the term (as such term is specified by RTL) , less the life-to date depreciation on the PLC Financed Asset on a straight line basis to the residual value of the PLC Financed Asset over the specified term, as recognized by RTL in accordance with RTL’s past practice.

2.7

"Expenses" - Any and all fees, costs, expenses and liabilities (including collections costs and reasonable attorneys’ fees) incurred by PLC in protecting or enforcing its rights under this Agreement, the Note or in any Collateral, or securing the Lessee's obligations under any pledged Lease.

2.8	"Guarantee" - The Corporate Guarantee, dated as of November 1, 2002, executed by Rush in favor of PLC.

2.9	"Interest Payment Date" - The interest payment date for each monthly payment shall be the fifth day of the following month.

2.10

"Lease" - A lease or rental contract (written evidence of an obligation for the payment of money arising from the lease or rental of Vehicles and Equipment, including insurance) now existing or hereafter entered into between RTL as lessor and a customer of RTL as lessee relative to a PLC Financed Asset, together with any extensions, renewals, amendments, or modifications thereof or substitutions therefor.

Amended and Restated Inventory Financing and Purchase Money Security Agreement –

2.11	"Lessee" - The person or entity signing and primarily liable on a Lease and all of that person's Affiliates.

2.12

"Loan" - The total aggregate obligations of RTL under this Agreement and the Note for borrowed funds, interest, fees and Expenses. The entire amount of the Loan shall constitute "indebtedness" as that term is used in the Guarantee.

2.13

“Minimum Balance Threshold” – (a) One Hundred Eighty-Five Million Dollars ($185,000,000) for the period beginning on October 1, 2021 and ending on December 31, 2022, and (b) One Hundred Fifty Million Dollars ($150,000,000) for the period beginning on January 1, 2023 and ending on December 31, 2023, and (c) Zero Dollars ($0) on and after January 1, 2024.

2.14

"Note" - The up to $300,000,000 Promissory Note dated as of October 1, 2021, under which all further Advances shall be made (as such Promissory Note may be further amended, replaced and/or superseded from time to time). As of the date of this Agreement, the outstanding obligations of RTL under the Original VIP Agreement shall constitute the initial principal balance of the Note.

2.15

"PLC Financed Assets" - All Vehicles and Equipment, and all parts, accessories, attachments, additions and accessories thereto, of any manufacture for which PLC has made Advances to or on behalf of RTL under this Agreement or the Original VIP Agreement to enable the purchase or acquisition of such Vehicles and Equipment.

2.16

“Prime Rate” - The U.S. prime rate as reported in the Money Rates section of The Wall Street Journal or, in the absence of such publication, the prime interest rate as published by the U.S. Federal Reserve or publicly posted by one of the 10 largest (by assets in domestic offices) U.S. commercial banks, as reasonably determined by PLC.

2.17

"Termination Date" - The date on which this Agreement terminates, which shall be October 1, 2025, unless (a) extended in writing by PLC and RTL, or (b) terminated earlier by PLC or RTL pursuant to the other provisions of this Agreement.

2.18	“Unused Commitment Amount” – As of any fiscal quarter, the amount equal to the amount of the Commitment less the average daily outstanding principal balance of the Loan during such quarter.

3.	AMOUNTS AND CONDITIONS FOR THE LOAN.

3.1

The Loan. PLC agrees, on the terms and conditions hereinafter set forth, to loan funds to RTL from time to time during the term of this Agreement in an aggregate principal amount not to exceed at any one time the amount of the Commitment; provided that the outstanding principal amount of the Loan on any such date shall not exceed the Borrowing Base. As of the date of this Agreement, the outstanding obligations of RTL under the Original VIP Agreement shall constitute the initial principal balance of the Note.

Amended and Restated Inventory Financing and Purchase Money Security Agreement –

RTL will have the option to adjust the amount of the Commitment to an amount not less than 50% of the then-outstanding principal amount of the Loan, to be effective on or after January 1, 2024.

3.2

Promissory Note. The obligation of RTL to repay the Loan shall be evidenced by the Note. The Note shall bear interest on the unpaid principal amount thereof from time to time until payment in full at the interest rate set forth in the Note.

The obligations of RTL under the Note shall be apportioned to two accounts:

(a)

Floating Rate Account.  Unless specified as a Fixed Rate Advance (as defined below) at the time of the Advance, advances made in the ordinary course of business shall be loaned against the floating rate account of the Note. The outstanding obligations of RTL under the Original VIP Agreement shall initially be apportioned to the floating rate account. The interest rate for the floating rate account will be based on the Prime Rate and will be calculated in the manner set forth in the Note.

(b)

Fixed Rate Account. Upon request, RTL may have the option to convert a portion of the unpaid balance of the Note from a floating rate of interest to a fixed rate of interest (computed on the basis of a 365-day year for the actual number of days elapsed). The minimum amount for any such conversion shall be Five Million Dollars ($5,000,000). Any such conversion shall reduce the balance of the floating interest rate portion of the Note. The payment terms and interest rate for each fixed interest rate portion of the Note will be offered by PLC in a manner consistent with its past practice and shall be indicated in a separate “Request for Advance” form as a "Fixed Rate Advance."

Amounts under the Loan that have been converted to a fixed rate shall continue as so fixed under the Note.

3.3

Security for Obligations. To secure RTL's obligations under this Agreement and the Note, RTL hereby affirms the security interest previously granted to PLC under the Original VIP Agreement and grants to PLC a security interest in the following described property now owned or hereafter acquired by RTL and all proceeds and products thereof, accessions thereto and substitutions therefor (collectively, the “Collateral”):

(a)	the PLC Financed Assets;

(b)	all Leases between RTL and customers of RTL related to the PLC Financed Assets; and

Amended and Restated Inventory Financing and Purchase Money Security Agreement –

(c)

all proceeds of the property described in clauses (a) and (b) in whatever form, including without limitation accounts receivable, contract rights, general intangibles, rents, cash, cash equivalents, insurance proceeds, documents or instruments.

PLC, at its discretion, may amend its existing financing statement, file a new financing statement, or take such other action as it deems reasonably necessary to perfect its security interest(s) any of the above-described collateral.

3.4	Advances.

(a)

No Advance may be made under the Note unless (i) RTL has identified, and PLC has approved, all Vehicles and Equipment to be acquired by RTL with the proceeds of such Advance, as set forth on a separate “Request for Advance” form in substantially the form attached hereto as Exhibit A, and (ii) after the Advance, the total amount outstanding under the Note is less than or equal to the Borrowing Base;

(b)	PLC and RTL may agree at the time of an Advance that such Advance shall be a Fixed Rate Advance and applied to the fixed rate account under the Note.

(c)

PLC shall respond to Each Request for Advance as soon as possible but in no event later than two business (2) days. In the event PLC determines to honor a Request for Advance, such funding shall occur no later than two business (2) days after the Request for Advance was made.

3.5	Use of Proceeds. The proceeds of any Advance may be used by RTL solely for the purchase or acquisition of:

(a)	new or used Peterbilt vehicles for use in RTL’s leasing and rental business;

(b)

trucks, tractors, trailers, bodies, refrigeration units and other equipment that are not manufactured by PACCAR Inc for use in Rush Truck Leasing’s leasing and rental business; provided that any such Vehicles and Equipment that are not manufactured by PACCAR must be leased or rented to customers through RTL’s PacLease franchise (and not through other businesses operated by RTL or Rush); and

(c)	new or used Peterbilt vehicles for other purposes, as previously agreed by PLC in writing.

3.6	Unused Commitment Fee. Commencing on January 1, 2024, RTL will pay PLC an amount equal to 0.15% of the Unused Commitment Amount (the “Unused Commitment Fee”).

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3.7

Payment of Interest. Interest on the Note shall be calculated on the daily unpaid principal balance for the Note at the interest rate(s) set forth in the Note. The interest charge for each month shall be calculated by PLC and be payable by RTL on the Interest Payment Date. In the event that RTL pays less than all of the interest due on any Interest Payment Date, PLC and RTL agree that all unpaid interest charges under the Note shall be added to the outstanding principal balance of the floating interest rate portion of the Note.

3.8

Payments of Principal. All payments made on the Note shall be treated as payments of principal on the floating rate portion of the Note, unless (a) such payment is a regularly schedule payment of principal due under the fixed rate portion of the Note, (b) the entire floating rate portion of the Note has been paid in full, (c) PLC and RTL otherwise agree in writing. RTL will have the option to have regularly scheduled payments of principal due under the fixed rate portion of the Note to be made by automatically adding the amount of the principal payment to the outstanding principal balance of the floating rate portion of the Note.

3.9

Payment of Unused Commitment Fee. The Unused Commitment Fee shall be calculated by PLC at the end of each month and be payable by RTL on the first Interest Payment Date following the end of such month. In the event that RTL pays less than all of the Unused Commitment Fee due on such Interest Payment Date, PLC and RTL agree that all unpaid Unused Commitment Fee shall be added to the outstanding principal balance of the floating interest rate portion of the Note.

3.10

Payment of Expenses. Payment for any and all Expenses incurred by or otherwise due to PLC shall be made by automatically adding the amount of the Expenses to the outstanding principal balance of the floating interest rate portion of the Note.

3.11

Voluntary Prepayment. Subject to the other terms of this Agreement, RTL shall have the right at any time and from time to time to prepay the Note; provided that RTL may make prepayments no more than two times per month. PLC shall apply each such prepayment on the date payment is received to the outstanding principal amount on the Note.

(a)	Prepayments may be made in any amount. Notice of such a prepayment must be received no later than 9:00 a.m., Seattle time, on the day that such prepayment is to be made.

(b)

Prepayment of an Advance shall include payment of a premium calculated in the manner set forth on Exhibit B; provided that PLC will waive any prepayment premium if RTL maintains an average daily outstanding principal balance under the Loan that is equal to or greater than the Minimum Balance Threshold.

Amended and Restated Inventory Financing and Purchase Money Security Agreement –

3.12

Release of Security Interests via Borrowing Base Certificate. RTL shall be deemed to have requested the release of the security interest on any PLC Financed Asset(s), together with the Lease(s) in respect thereof, that is listed as a deletion on a Borrowing Base Certificate (each, a “Deleted PLC Financed Asset”) delivered hereunder, provided that one of the following conditions shall have been met:

(a)	After giving effect to the release of such Deleted PLC Financed Asset(s), the outstanding balance of the Loan is less than or equal to the Borrowing Base; or

(b)

RTL shall have substituted for such Deleted PLC Financed Asset(s) either cash equal to the Depreciated Net Book Value of the Deleted PLC Financed Asset(s) or other PLC Financed Asset(s) having at least an equivalent Depreciable Net Book Value that is/are listed as an addition on the applicable Borrowing Base Certificate (or a combination of a cash payment and such other PLC Financed Asset(s)).

Provided that the conditions above have been met, RTL shall be permitted to sell PLC Financed Assets in the ordinary course of its business in amounts not to exceed $10.0 million during a calendar month and with any such sales being reflected as deletions on the next monthly Borrowing Base Certificate. In the event that RTL wishes to sell more than $10.0 million of PLC Financed Assets during a calendar month, then RTL shall be required to notify PLC of such requested sales in a supplemental written notice identifying the PLC Finance Assets to be sold. PLC shall have a period of two (2) business days to object in good faith to the release of the security interest on any such PLC Financed Asset(s), whether reflected on the next monthly Borrowing Base Certificate or in a supplemental notice. If PLC does not object within two (2) business days, then it shall be deemed to have released its security interest in the PLC Financed Asset(s).

3.13	Mandatory Payments or Additional Security Interests. If, at any time, the outstanding balance of the Loan exceeds the Borrowing Base, RTL, at PLC’s request, agrees:

(a)	to pay the amount of such excess within five (5) days following the written request of PLC; or

(b)

Grant to PLC a security interest in additional PLC Financed Assets, and their corresponding Leases, as necessary to make the Borrowing Base equal to or greater than the outstanding balance of the Note.

Failure of RTL to pledge additional PLC Financed Assets or make any such payment shall constitute a default under this Agreement and the Note.

3.14

Early Termination. Either party shall have the right at any time and from time to time upon 180 days prior written notice to the other, to terminate the Loan and this Agreement in full. Upon an early termination, all obligations owing under this Agreement and the Note will be immediately due and payable to PLC and, if this Agreement is terminated by RTL prior to the Termination Date, all payments will be deemed to be voluntary prepayments subject to Section 3.11 above.

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4.	CERTFICATES OF TITLE. PLC and RTL agree to handle titles representing PLC Financed Assets as follows:

4.1

Paper Titles – Existing Collateral. With respect to titles for PLC Financed Assets currently held by PLC and that are issued in paper form, PLC and RTL agree that RTL will submit the titles to a mutually agreeable third-party vendor (e.g. Wolters Kluwer), which such vendor will hold, manage and release the titles on behalf and at the direction of RTL. In addition, PLC will grant a power of attorney to RTL that will allow RTL to remove notations on title in favor of PLC on such PLC Financed Assets in accordance with the terms of this Agreement.

4.2

Paper Titles – New Collateral. With respect to titles for PLC Financed Assets issued after the date of this Agreement and that are issued in paper form, PLC and RTL agree that such titles will be processed as follows:

(a)	PLC will forward the Manufacturer’s Statement/Certificate of Origin to RTL for initial title processing by RTL under an existing power-of-attorney granted to RTL or an Affiliate of RTL.

(b)	RTL or its Affiliate will then submit the titles to the third-party vendor to hold, manage and release the titles on behalf and at the direction of RTL.

4.3

Electronic Titles. With respect to titles for PLC Financed Assets that are issued in electronic form (e.g. California, Florida), PLC and RTL agree that PLC will apply for paper titles for all existing electronic titles in each applicable state.

4.4

Account Access. RTL will provide to PLC login access to the account maintained by the third-party vendor so that PLC can validate the titles (or copies/evidence of electronic titles) representing PLC Financed Assets.

4.5

Notations on Titles. PLC agrees that, so long as no Event of Default has occurred and is continuing, PLC will not be required to be reflected as a lienholder on the titles representing PLC Financed Assets. For the avoidance of doubt, the foregoing provision does not apply to Vehicles and Equipment financed under the LRL Agreement or any other extension of credit by PLC for Vehicles and Equipment.

5.

USE OF THE VEHICLES AS LEASE AND RENTAL INVENTORY. RTL may lease or rent to customers in the ordinary course of business any of the Vehicles and Equipment comprising the Collateral hereunder or part thereof; provided however, that RTL shall obtain PLC's prior written approval as to the form of any Lease.

6.	RTL'S REPRESENTATIONS AND WARRANTIES.

RTL represents, warrants and agrees, other than Peterbilt factory liens (including factory liens assigned to PACCAR Financial Corp.) and liens granted to PLC under the Original VIP Agreement, as follows:

(a)	RTL has full title to the Collateral free and clear of any liens and security interests and RTL will defend the Collateral against the claims and demands of all persons.

Amended and Restated Inventory Financing and Purchase Money Security Agreement –

(b)	RTL has full right and power to affirm the security interest granted under the Original VIP Agreement and to grant the security interest granted herein to PLC.

(c)	The Collateral is and shall remain free and clear of all liens, claims, notations on title and other encumbrances whatsoever, except for the security interests described above.

(d)	No financing statement executed by RTL covering the Collateral, other than a financing statement filed pursuant to the Original VIP Agreement or this Agreement, is on file in any public office.

(e)

Upon PLC’s request, RTL will include a legend on each Lease that it is chattel paper pledged to PLC and that it shall constitute "chattel paper" under the Uniform Commercial Code as it may be in effect in any jurisdiction.

(g)	RTL shall comply with, and not permit any violation of any applicable laws, ordinances, regulations and orders of any public authorities relating to the Collateral.

(h)

RTL shall keep and maintain the Collateral in good repair and safe condition in accordance with PLC's recommended procedures and shall not alter, or substantially modify, or conceal the Collateral. In addition, RTL shall maintain each Vehicle in compliance with applicable state and federal safety rules and regulations. RTL shall furnish all necessary fuel, lubricants, grease, antifreeze, tires, tubes and all other replacement parts and supplies necessary for maintenance and operation of each Vehicle in accordance with the manufacturer's recommended procedures. RTL shall not alter or modify a Vehicle in any manner that would materially and adversely affect its value.

(i)	RTL will assume all risk of damage, loss or destruction of or to the Collateral, whether or not insured against.

(j)

RTL will pay to PLC all amounts owing hereunder as and when the same shall be due and payable, whether at maturity, by acceleration or otherwise, and will promptly perform all terms of this Agreement or any other security agreement between RTL and PLC, and will promptly discharge all said liabilities related thereto.

(k)

RTL will pay all costs of filing any financing, continuation and termination statements with respect to the security interests created and or affirmed hereby. PLC is authorized and is hereby granted a power of attorney to do all things that it deems necessary or reasonable to perfect and continue perfected the security interests created or affirmed hereby and to protect the Collateral including signing RTL's name to any such financing, continuation, termination and other documents necessary to perfect the security interests granted or affirmed herein.

Amended and Restated Inventory Financing and Purchase Money Security Agreement –

7.	ADDITIONAL COVENANTS.

During the period of this Agreement and so long as the Note is outstanding, unless RTL shall have received the prior written consent of PLC:

7.1	Monthly Certificate. Within ten (10) days after the close of each calendar month, RTL shall supply to PLC a certificate signed by an authorized officer of RTL containing:

(a)	The Borrowing Base Certificate;

(b)	A list of all Vehicles and Equipment in service in RTL’s leasing and rental business through its PacLease franchise as of the end of such month; and

(c)

An affirmation that the signer has reviewed the relevant terms of this Agreement and has made, or caused to be made under his supervision, a review of the transactions and operations of RTL during the reporting period and that such review has not disclosed the existence of any condition or event which constitutes an Event of Default or, if any such condition or event then exists, specifying the nature and period of existence thereof and what action RTL has taken or proposes to take with respect thereto.

7.2

Concentration – Non-PACCAR Equipment. RTL shall not permit the aggregate Net Depreciated Book Value of PLC Financed Assets that are not manufactured by PACCAR Inc to exceed thirty percent (30.0%) of the Borrowing Base.

7.3

Orders of New Peterbilt Vehicles. RTL agrees that, with respect to all new Peterbilt vehicles to be used in RTL’s leasing and rental business, PLC will continue to order such vehicles on behalf of RTL in accordance with the parties’ historical practice.

7.4

Financial Reporting. RTL represents and warrants that it has no undisclosed or contingent liabilities that are not reflected in a financial statement on file with PLC at the execution of this Agreement. During the continuation of this Agreement, RTL will (i) forward to PLC monthly financial statements not later than 30 days following the end of the month and (ii) forward to PLC its audited annual financial statements not later than 120 days following the close of its fiscal year; provided, however, that Rush Enterprises, Inc.’s quarterly and annual financial statements filed with the SEC and available on www.sec.gov shall satisfy RTL’s financial statement obligations set forth in this Section 7.4.

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7.5

No Liens. Except for liens or encumbrances in favor of PLC, each PLC Financed Asset and each Lease shall remain free and clear of all liens and encumbrances, including without limitation notations on title, landlords' liens and repairman's liens, set-offs, counterclaims and other defenses, including defense of breach of warranty either express or implied including warranties of merchantability or fitness for a particular purpose. Without limiting the generality of the foregoing, RTL will not permit any other party to be notated as a lienholder on any certificate of title representing PLC Financed Asset.

7.6	[Intentionally Omitted]

7.7

Taxes and Insurance. RTL shall pay all taxes and assessments at any time levied on the Collateral as and when the same become due and payable and shall keep the Collateral consisting of Vehicles insured against such risks and in such amounts as PLC may from time to time require and with such insurers as PLC may from time to time approve. Such policies shall show PLC as a loss payee as its interest may appear, and policies will be delivered to PLC together with appropriate evidence that the premium therefor has been paid. If RTL fails to pay such premiums, PLC may pay them, and the amounts so advanced shall be added to the Loan secured hereunder. RTL shall save harmless and indemnify PLC from and against any and all claims for injury or damage to persons or property caused by the use, operation, maintenance,

7.8

Collection of Leases. Until receipt of notice to the contrary from PLC, RTL shall service and collect all amounts due under each Lease, whether or not delinquent or in default, in a prudent manner and with a view toward its prompt and full payment, and RTL shall use its best efforts to prevent any default under any Lease. Subject to the prior exercise of any rights afforded to PLC, RTL agrees that it will immediately take all steps necessary or reasonable to collect all amounts in default under a Lease or to otherwise cure such default, including repossession or disposition of the respective PLC Financed Asset. Upon request from PLC, RTL will keep PLC informed at all times, in writing, of the actions it has taken and proposes to take with respect to each Lease in default.

8.	ADDITIONAL CONDITIONS.

8.1	Advances. The obligation of PLC to make the Advances is subject to satisfaction of the following conditions:

(a)	With respect to any particular Advance, RTL has identified, and PLC has approved, all Vehicles and Equipment being pledged as security for such Advance on a separate “Request for Advance” form;

(b)	If applicable, duly executed letters of subordination from other creditors of RTL who claim or may claim to have a security interest in the PLC Financed Assets or the Leases;

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(c)	The representations and warranties of RTL are true and accurate on and as of the date of such request and of such Advance as though made on and as of such dates; and

(d)

No event has occurred and is continuing or would result from the requested Advance which constitutes or would constitute an Event of Default hereunder or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

(e)	RTL shall have delivered to PLC a certificate signed by an authorized officer of affirming the matters in clauses (c) and (d) above.

8.2

Retention of Risk in Leases. RTL acknowledges and agrees that by choosing to pledge the PLC Financed Assets and Leases to PLC as collateral, RTL retains all risks inherent in the Leases, including without limitation the risks that the Lessee may default on the Lease, that the value of the PLC Financed Assets may be insufficient to pay the amount owed under the Lease, that the PLC Financed Assets may be destroyed or stolen in an uninsured occurrence, and that the Lessee may be excused from some or all of its obligations under the Lease or may be entitled to certain remedies under applicable bankruptcy, insolvency or other laws or under general equitable principles. RTL shall retain all such risks, even though PLC may have prepared, required or reviewed the form of the Lease, any credit investigation, evidence of insurance, or any other document or matter. RTL has agreed to accept such risks in order to retain the opportunity of earning a greater profit by lowering the costs of financing for RTL and for potentially increased sales to RTL's customers.

9.	DEFAULT.

9.1	Events of Default. If any of the following events (each an "Event of Default") shall occur and be continuing:

(a)	failure by RTL to make timely payment with respect to the Loan or to perform any obligations or covenants of RTL hereunder or otherwise to PLC;

(b)	material breach or falsity of any warranty, representation or statement made by RTL in connection with this Agreement or otherwise;

(c)	material loss, theft, damage, destruction or encumbrance of the Collateral, or the making of any levy, seizure or attachment thereon;

(d)

inability of RTL to pay debts as they mature, insolvency, appointment of a receiver for RTL, assignment for the benefit of creditors by RTL, commencement of any proceeding under any bankruptcy or insolvency law by or against RTL, or the levying of any order of attachment, execution, sequestration or other order in the nature of a writ on the Collateral;

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(e)	dissolution, merger or consolidation, material change in ownership, or transfer of any substantial part of the property of any RTL, if RTL is a corporation or a partnership; or

(f)	termination of the Franchise Agreement between RTL and PLC.

9.2         Remedies. Whenever an Event of Default occurs or at any time thereafter (such Event of Default not having previously been cured), PLC, at its option and without demand or notice of any kind, may declare all or any part of the Loan to be immediately due and payable. Upon an Event of Default, PLC shall have all of the rights and remedies of a secured party under the Uniform Commercial Code with respect to the Collateral and all other security pursuant to any other agreements between PLC and RTL. In addition, PLC may, without notice, demand, prior hearing or judicial process, take possession of the Collateral and such other security by any means not involving a breach of the peace, and RTL agrees that PLC shall have the right to notify any lessee, renter, account debtor, or obligor of RTL to make payment to PLC pursuant to any rental or lease agreement or, without limitation, any other agreement requiring that payment be made to RTL on account of any disposition of Collateral. For such purpose, PLC may enter upon the premises of RTL on which the Collateral or other security shall be situated and remove the same to such other place as PLC shall determine. RTL shall, upon PLC's demand, make the Collateral or other security available to PLC at a place to be designated by PLC which is reasonably convenient to both parties. Unless otherwise provided or required by law, any requirement of reasonable notice regarding the sale or other disposition of Collateral which PLC may be obligated to give will be met if such notice is mailed to debtor at its address shown herein at least ten (10) days before the time of sale or other disposition.

In the event of any Event of Default, RTL agrees that PLC may bring any legal proceedings it deems necessary to enforce the payment and performance of RTL's obligations hereunder in any court in the state shown in PLC's address set forth herein; and service of process may be made upon RTL by mailing a copy of the summons to RTL at its address shown herein. RTL shall pay all Expenses incurred in enforcing PLC's rights hereunder, including those incurred in bankruptcy proceedings, expense of locating the goods, costs of any repairs to any realty or other property to which any of the goods may be affixed or be a part, costs of retaking, adding, preparing for sale, selling and reasonable attorney's fees and other legal expenses. The security interest granted herein shall be deemed to secure, in addition to the Loan, all such Expenses, all amounts expended by PLC on behalf of RTL, and all other amounts owing by RTL to PLC.

RTL agrees that it is liable for and will pay on demand any deficiency resulting from any disposition of Collateral after an Event of Default.

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10.

AUDIT RIGHTS. PLC shall have the right to audit all of RTL's records, documentation and financial information in any way related to this Agreement, the Loan or the Note on a semi-annual basis and during regular business hours and upon reasonable notice of its desire to do so. PLC will attempt to conduct any such examination in a manner which will not unreasonably interfere with RTL's business.

11.

SET-OFF. Without limiting any other rights of PLC, if the Loan is immediately due and payable or PLC has the right to declare it to be immediately due and payable (whether or not it has so declared), PLC, may, in its sole discretion, set-off against the Loan any and all monies then owed to RTL by PLC in any capacity, whether or not due, and PLC shall be deemed to have exercised such right of set-off immediately at the time of making its decision to do so even though any charge therefor is made or entered on PLC records subsequent thereto.

12.	MISCELLANEOUS.

12.1

Effect of Termination. This Agreement will terminate on the earlier of the Termination Date, unless earlier terminated by RTL or PLC in accordance with the terms herein. Upon termination, all amounts due under the Loan shall be immediately due and payable in accordance with the terms of this Agreement and the Note. The termination of this Agreement will not affect the rights and obligations of the parties with respect to the Loan, the Note or the Collateral, or any other transactions occurring prior to the effective date of termination, until such time as the Loan and any other amounts owing to PLC under this Agreement and the Note have been paid in full.

12.2

Waiver and Modifications. No failure or delay on the part of PLC or in exercising any power or right hereunder or under the Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right operate as a waiver of the remainder of that or any other right or power. No amendment, modification or waiver of any provisions of this Agreement or the Note, and no consent to any departure by RTL therefrom shall be effective unless the same shall be in writing and signed by PLC. No notice to or demand on RTL in any situation shall entitle RTL to any other or further notice or demand in similar or other circumstances.

12.3

Complete Agreement. This Agreement and the documents referred to herein contain all of the terms and conditions agreed upon by the parties hereto, and no other agreements, oral or otherwise, regarding the subject matter of this Agreement exist or bind the parties hereto. All previous communications between the parties regarding the subject matter of this Agreement, either oral or written, and not herein contained are hereby superseded.

12.4

Delegation. PLC may carry out any of its obligations (other than the making of Advances) hereunder and under the Note through any of the various branches, divisions or subsidiaries of PACCAR, or other affiliates, agents or independent contractors of PLC.

Amended and Restated Inventory Financing and Purchase Money Security Agreement –

12.5

RTL Not Agent of PLC. RTL in extending credit to Lessees under Leases and in performing any of its obligations under this Agreement, agrees that it is acting strictly for RTL's own account and interest. By this Agreement, PLC does not confer any agency powers on RTL, its employees or agents, and this Agreement does not create any agency, partnership or joint venture relationship between RTL and PLC.

12.6	Expenses. RTL shall pay or reimburse PLC for any external costs incurred by PLC in connection with PLC’s entering into this Agreement and the establishment of the Commitment hereunder.

12.7

Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of RTL and PLC, and their respective successors and assigns, including without limitation any subsequent holder of the Note, except that RTL may not assign or transfer its rights and obligations hereunder or any interest herein without the prior written consent of PLC. No purported transfer, renewal, extension or assignment of this Agreement, the security interests granted herein, or of the Collateral shall release RTL from the obligations secured hereunder.

12.8	Governing Law. This Agreement and all documents identified herein shall be governed by the laws of the State of Delaware.

12.9

Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereto or affecting the validity or enforceability of such provision in any other jurisdiction.

12.10	UCC Definitions. All terms appearing herein and defined in the Uniform Commercial Code shall have the meaning ascribed to them in said Code.

12.11

Counterparts. This Agreement may be executed in several separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. Electronic signatures shall be treated as originals.

[Signature Page Follows]

Amended and Restated Inventory Financing and Purchase Money Security Agreement –

The parties hereto have executed this Agreement as of the day and year first written above.

PACCAR LEASING COMPANY, a division of PACCAR FINANCIAL CORP.		RUSH TRUCK LEASING, INC.

By:	/s/ K.A. Roemer	By:	/s/ W.M. “Rusty” Rush

Name: K. A. Roemer		Name: W. M. “Rusty” Rush

Title: President		Title: President and Chief Executive Officer

ACKNOWLEDGEMENT OF GUARANTEE

The undersigned has previously given a Corporate Guarantee, dated November 1, 2002, to PACCAR Leasing Company.

In order to induce PACCAR Leasing Company to enter into this Amended and Restated Inventory Financing and Purchase Money Security Agreement, the undersigned hereby acknowledges and agrees that all amounts owed by Rust Truck Leasing, Inc. hereunder are covered by and guaranteed under the terms of the Corporate Guarantee, which are hereby ratified and confirmed.

RUSH ENTERPRISES, INC.

By:	/s/ W.M. “Rusty” Rush
Name: W. M. “Rusty” Rush Title: President and Chief Executive Officer

Amended and Resta6ed Inventory Financing and Purchase Money Security Agreement –

EXHIBIT A

Form of Request for Advance

Amended and Restated Inventory Financing and Purchase Money Security Agreement –

EXHIBIT B

Prepayment Premium Calculation

For purposes of calculating the prepayment premium under the Agreement:

●	PLC will calculate RTL’s average daily outstanding principal balance under the Loan on a quarterly basis.

●	If the average daily outstanding principal balance under the Loan is equal to or greater than the Minimum Balance Threshold during a fiscal quarter, then the prepayment premium will be waived by PLC.

●

If the average daily outstanding principal balance under the Loan is less than the Minimum Balance Threshold during a fiscal quarter, then the prepayment premium for that quarter will be three and one-half percent (3.5%) of the amount by which the Minimum Balance Threshold exceeded the average daily outstanding principal balance. By way of examples:

If, during the fiscal quarter ended December 31, 2022, the average daily outstanding principal balance under the Note was $165,000,000, then the prepayment premium would be $70,000 for that quarter.

($185,000,000 – $165,000,000) x 3.5% = $70,000

If, during the fiscal quarter ended September 30, 2023, the average daily outstanding principal balance under the Note was $133,000,000, then the prepayment premium would be $59,500 for that quarter.

($150,000,000 – $133,000,000) x 3.5% = $59,500

●

The prepayment premium for any fiscal quarter shall be added to the outstanding principal balance of the floating interest rate portion of the Note, effective as of the first day of the following fiscal quarter.

●	The prepayment premium will not apply on and after January 1, 2024.

1 The Minimum Balance Threshold is (i) $185,000,000 from October 1, 2021 through December 31, 2022, and (ii) $150,000,000 from January 1, 2023 through December 31, 2023.

Amended and Restated Inventory Financing and Purchase Money Security Agreement –